EXHIBIT 22.2

                          Citizens' Proxy Statement for
                       2000 Annual Meeting of Shareholders

[GRAPHIC OMITTED]









                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The 2000 Annual Meeting of the Shareholders of Citizens Community Bancorp, Inc. will be held at The Deck, located in the Shops of Marco, 1839 San Marco Road, Marco Island, Florida on:

                             Tuesday, April 18, 2000
                                       at
                        11:00 a.m. Eastern Standard Time

for the following purposes:

PROPOSAL I.    To elect eight (8) directors to one year terms expiring in 2001.

PROPOSAL II.   To consider and vote upon Citizens Community  Bancorp,  Inc. Year
               2000  Advisory  Board  Members'  Stock Option and Limited  Rights
               Plan.

PROPOSAL III.  To consider  and vote upon an  amendment  to  Citizens  Community
               Bancorp, Inc.'s 1996 Incentive Stock Option Plan, to increase the number of shares of common stock available to be granted to 351,000.

PROPOSAL IV.   To ratify  the  appointment  of Hacker,  Johnson,  Cohen & Grieb,
               P.A., as the independent auditors of Citizens Community Bancorp, Inc. for the fiscal year ending December 31, 2000.

PROPOSAL V.    Approve  the   adjournment  of  the  Annual  Meeting  to  solicit
               additional proxies in the event that there are not sufficient votes to approve any one or more of the foregoing proposals.

         o To transact such other business as properly may come before the Annual Meeting.

         Only those shareholders who were shareholders of record at the close of business on February 29, 2000, will be entitled to vote in person or by proxy at the Annual Meeting or any adjournment thereof.

         All shareholders are cordially invited to attend the Annual Meeting in person, but we urge you to complete, sign, and date the enclosed proxy and return it in the envelope provided as promptly as possible, whether or not you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you may revoke the proxy and vote in person.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             /s/ Bruce G. Fedor
                                             -----------------------------------
                                             Bruce G. Fedor, Corporate Secretary

Marco Island, Florida
March 10, 2000

[GRAPHIC OMITTED]


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 18, 2000

                           --------------------------

Solicitation and Voting of Proxies

         This Proxy Statement and the accompanying Proxy Card are being furnished to shareholders of Citizens Community Bancorp, Inc. ("Company"), the parent company of Citizens Community Bank of Florida ("Citizens Bank"), Citizens Financial Corp. and CCB Mortgage Corp., in connection with the solicitation of proxies by the Board of Directors to be used at the Company's Annual Meeting of Shareholders ("Annual Meeting"), or any adjournment thereof, which will be held on Tuesday, April 18, 2000, at 11:00 a.m., Eastern Time at The Deck located in the Shops of Marco, 1839 San Marco Road, Marco Island, Florida.

         Regardless of the number of shares of common stock that you may own, it is important that as a shareholder you be represented by proxy or in person at the Annual Meeting. We would ask that you complete the enclosed Proxy Card and return it signed and dated in the enclosed postage paid envelope. Please remember to indicate the way you wish your shares to be voted in the space provided on the Proxy Card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted:

         "FOR" the director nominees;

         "FOR" the adoption of the Citizens Community Bancorp, Inc. Year 2000 Advisory Board Members' Stock Option and Limited Rights Plan;

         "FOR" an amendment to the Company's 1996 Incentive Stock Option Plan to increase the number of shares available to be granted to 351,000 shares of common stock;

         "FOR" the ratification of the appointment of Hacker, Johnson, Cohen & Grieb, P.A., as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

         "FOR" the adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes to approve one or more of the foregoing proposals.

Revocation of Proxy

         Your presence at the Annual Meeting will not automatically revoke your proxy. You may revoke a proxy at any time prior to the polls closing at the Annual Meeting by:

         o Filing with the Company's Corporate Secretary a written notice of revocation;

         o By delivering to the Company a duly executed Proxy Card bearing a later date; or

         o By attending  the Annual  Meeting and voting in person.

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 2

Voting Securities

         The Securities which may be voted at this Annual Meeting consist of shares of common stock of the Company, with each share entitling its owner to one vote for the election of directors and any other matters that may come before the Annual Meeting. The close of business on February 29, 2000, has been fixed by the Board of Directors as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and any adjournment thereof. The total number of shares of the common stock outstanding on the Record Date was 3,486,767, which are held by approximately 785 shareholders. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

         If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on certain "routine" matters, including election of directors. There are two non-routine matters being considered at this Annual Meeting; Proposal II, the adoption of the Citizens Community Bancorp, Inc. Year 2000 Advisory Board Member Stock Option and Limited Rights Plan; and Proposal III, an amendment to the Company's 1996 Incentive Stock Option Plan. If you do not vote your proxy, your brokerage firm may either:

         o Vote your shares on routine matters; or
         o Leave your shares unvoted.

         We encourage you to provide instructions to your brokerage firm as to how your proxy should be voted. This ensures your shares will be voted at the Annual Meeting.

         When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote customer shares on non-routine matters. Accordingly, these shares are not counted in regard to non-routine matters, rather than as votes against a matter.

Certain Shareholders

         As of February 29, 2000, no persons or apparent groups of persons, other than officers of directors of the Company and its subsidiaries, and the following person, are known by management to beneficially own five percent or more of the outstanding shares of the Company's common stock:

Name                               Amount of Common Stock      Percent of Class
--------------------------      --------------------------     -----------------
Richard Storm, Jr.                        508,229 (1)                14.57%
215 Waterside Circle #201
Marco Island, Florida 34145

(1) Amount does not include stock options to acquire 10,800 shares of common stock, as disclosed on page 7 of this Proxy Statement.



              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 3

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Company's Board of Directors is composed of eleven members. At the 1999 Annual Meeting, the Company's shareholders approved an amendment to the Articles of Incorporation which reduced the terms of the directors from three years to one year. Directors whose three year terms had not expired are being permitted to complete their full three year terms.

         The Board of Directors has nominated eight directors to stand for election for one year terms at this Annual Meeting. The nominees to fill the terms are Diane M. Beyer, John V. Cofer, Joel M. Cox Sr., Thomas B. Garrison, James S. Hagedorn, Dennis J. Lynch, Robert A. Marks and Louis J. Smith.

         It is intended that the proxies solicited by the Board of Directors will be voted "FOR" the election of the director nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time we know of no reason why any nominee might not be able to serve.

         The following table presents information concerning each of the director nominees, as well as the continuing directors.

                         DIRECTORS STANDING FOR ELECTION


                      DIANE M. BEYER - Director since 1995.
                             Term will expire 2001.

Photo               Ms.  Beyer,  age 60, is a founding  director  and  Assistant
               Secretary of the Company and is a member of its Executive, Audit and Loan Committees. She is also a founding director and Vice Chairman of the Board of Directors of Citizens Bank, chairing its Executive and Compensation & Personnel Committees. She is also a member of Citizens Bank's Audit, CRA and Leadership Awards Committees. Ms. Beyer, a human resources consultant, has business experience in administration. She is currently a Managing Partner of RFB Associates, L.L.C., a Naples-based consulting firm. Before relocating to Naples, Florida in 1993, Ms. Beyer was Corporate Secretary and Human Resources Manager of a large real estate development company in Southern California. Ms. Beyer is a member of the National Association of Women in Construction and is on the Board of Directors of a non-profit volunteer organization providing needed services to women in Naples and surrounding communities.

                      JOHN V. COFER - Director since 1999.
                             Term will expire 2001.

Photo               Mr. Cofer,  age 56, is a member of the Board of Directors of the Company. Mr. Cofer is Chairman of the Strategic Planning Committee. Mr. Cofer's prior business interests included Senior Partner of Oxford Development Corp. of Bethesda, MD, where Mr. Cofer was responsible for the development of over 16,000 housing units and the management of over 27,000 housing units in nine states. He was also President of Krupp Development of Boston, MA. Mr. Cofer is a member of the Beach Committee and the Architect Review Committee of the Marco Island Civic Association and a member of the Board of Directors of Gulfview Condominium.


              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 4



                     JOEL M. COX, SR. - Director since 1995.
                             Term will expire 2001.

Photo               Mr. Cox, age 61, has 38 years of  experience  in banking and insurance. Mr. Cox is a founding director of the Company and serves as Chairman of the Executive Committee. Mr. Cox is a member of the Board of Citizens Bank and is Chairman of the Asset/Liability Committee and the Vice Chairman of the Loan Committee. He also serves on Citizens Bank's Audit, Building and Facilities, Compensation and Personnel and Executive Committees. Mr. Cox has been Vice President and Director of Cox Insurance Agency, Inc. of Marco Island, Florida, since 1985. He currently serves as Vice President of the Kiwanis Club of Marco Island and serves on the Chamber of Economic Development Committee.


                    JAMES S. HAGEDORN - Director since 1996.
                             Term will expire 2001.

Photo               Mr. Hagedorn, age 57, is a director and the Vice Chairman of the Company. He is also a member of the Executive Committee. Mr. Hagedorn is a member of the Board of Directors of Citizens Bank, where he serves as Chairman of the Loan Committee. Mr. Hagedorn has been President and Director of Waterside Development Corp. since 1995. He served as Chairman, President and CEO of The Merchant Bancorporation of Florida from 1986 through 1994.


                    THOMAS B. GARRISON - Director since 1995.
                             Term will expire 2001.

Photo               Mr. Garrison,  age 54, is a founding director of the Company and served as Chairman of the Year 2000 Committee. Mr. Garrison has over 30 years of experience in the design and development of major software projects. Formerly with the Barron-Collier Companies, where he served as the Management Information Systems Director and Chief Information Officer. Mr. Garrison has been a Collier County resident, residing in Naples, Florida, since 1988 and has been an active member of several Collier County civic organizations, including Toastmasters, Naples Investment Club, Small CAP Investment Club, Naples Computer Club, and the Latin-American Business Association.

              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 5


                     DENNIS J. LYNCH - Director since 1995.
                             Term will expire 2001.

Photo               Mr. Lynch, age 58, is a founding director of the Company and serves as Chairman of the ALCO and is a member of the Executive and Loan Committees, and Chairman of the Board of Directors of Citizens Financial Corp. Mr. Lynch has been involved in the real estate sales and development business since moving to Naples in 1971. He has been the owner and President of Dennis J. Lynch and Associates, a real estate sales agency established in 1979. Since 1979, his firm has developed and been involved in the management of over 560,000 square feet of commercial real estate space in Collier County.


                   ROBERT A. MARKS, CLU - Director since 1999.
                             Term will expire 2001.

Photo               Mr. Marks,  age 68, is a member of the Board of Directors of the Company. Mr. Marks is a Director of Citizens Bank and is Chairman of its CRA Committee, Chairman of its Advisory Board and a member of Audit, Building and Facilities, Compensation and Personnel, Executive and Loan Committees. Mr. Marks' prior business interest is in the insurance industry as Regional Manager with Metropolitan Life in Nashville Tennessee, where he was in charge of the company's operations in the states of Tennessee and Kentucky. He retired in 1986 after 30 years Metropolitan Life.


                      LOUIS J. SMITH - Director since 1997.
                             Term will expire 2001.

Photo               Mr. Smith,  age 75, is a member of the Board of Directors of the Company and serves on its Audit Committee. Mr. Smith was a self-employed pharmacist for 34 years, and currently owns and operates Pat's Hallmark in the Shops of Marco on Marco Island and is the Officer in Charge of the U.S. Post Office in Marco Island. Mr. Smith was formerly a director for the 1st Wisconsin Bank of Wisconsin (now First-Star).


              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 6



                              CONTINUING DIRECTORS

                  STEPHEN A. McLAUGHLIN - Director since 1995.
                             Term will expire 2002.

Photo               Mr.  McLaughlin,  age  53,  is a  founding  director  of the
               Company and of Citizens Bank. He serves as Chairman of the Loan Committee and was also a member of the Year 2000 Committee. Mr. McLaughlin's business involves the operations of several Maine-based real estate consulting and timber companies, including Stillwater Land & Lumber Limited.


                    RICHARD STORM, JR. - Director since 1995.
                             Term will expire 2002.

Photo               Mr. Storm,  age 58, is a 20 year resident of Collier County,
               Florida and is a founding director, Chairman of the Board and CEO of the Company and also serves on the Executive and Strategic Planning Committees of the Board. He is also the Chairman of the Board and CEO of Citizens Bank, where he serves on the Executive, Loan, Building Facilities, and Loan Loss Recovery Committees. Mr. Storm has over 25 years of director experience in banking and recently completed a term as an at- large director for Group VI of the Community Bankers of Florida. From 1987 to 1994, Mr. Storm served as Director and Corporate Secretary, and also served on various Board Committees for Citizens National Corporation, a bank holding company located in Naples, Florida. Following Citizens National's merger with AmSouth Bank of Florida in 1994, Mr. Storm served as a City Director of AmSouth Bank until April 1995. Prior to moving to Florida, Mr. Storm served on the Board of Directors of Danbury Bank and Trust in Connecticut. In addition to his bank affiliations, Mr. Storm has an extensive background in real estate management, marketing, finance and development. He is currently Chairman of Community Broadcasting Corporation, President of LoanStar Capital, Inc. (a mortgage and venture capital company), President of Deer Run Properties, Inc. (a real estate development company) and Chairman and President of Cumberland Properties, Inc., a shopping center owner/operator with principal offices in Windham, Maine.


                       JOHN G. WOLF - Director since 1997.
                             Term will Expire 2002.

Photo               Dr. Wolf, age 52, is Assistant Treasurer and a member of the
               Board of Directors of the Company and serves as the Chairman of the Audit Committee. Dr. Wolf is a practicing dentist in Naples, Florida and is on the Board of Directors of the Florida Sports Shooting Association, and a member of the Governor's Council on Sports and Fitness. Dr. Wolf is also involved in health care delivery and the development and marketing of dental practices.


              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 7

Beneficial Stock Ownership

         The following table contains information regarding the current beneficial ownership of common stock by each of the Company's directors and executive officers, and all of the directors and executive officers as a group, as of the Record Date. As required by Rule 13d-3, under the Securities Act of 1933, the number and percentage of shares held by each person reflects the number of shares that person currently owns, plus the number of shares that person has the right to acquire.

                                    Number of                           % of Beneficial
Name                            Shares Owned (1)  Right to Acquire (2)     Ownership
Diane M. Beyer                       19,008              10,800              0.85%
John V. Cofer                           500              10,800              0.32%
Joel M. Cox, Sr. (3)                 66,107              10,800              2.20%
Bruce G. Fedor (6)                    2,160              10,800              0.37%
Thomas B. Garrison(4)                57,780              10,800              1.96%
Robert J. David (6)                   -0-                26,600              0.76%
James S. Hagedorn (5)                25,380              10,800              1.04%
Dennis J. Lynch                      77,200              10,800              2.52%
Robert A. Marks                      16,200              10,800              0.77%
Stephen A. McLaughlin                99,360              10,800              3.16%
Gregory E. Smith (6)                  -0-                35,000              0.99%
Louis J. Smith                       11,230              10,800              0.63%
Richard Storm, Jr.(7)               508,229              10,800             14.89%
John J. Wolf                         59,400              10,800              2.01%
All Directors and Executive
Officers as a Group (14 persons)    942,554              191,200            30.83%

(1) Includes shares for which the named person:
        o  has sole voting and investment power,
        o  has shared voting and investment power with a spouse, or
        o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes, but
        o does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired by exercising vested stock options.

(3) Includes 19,791 shares owned by various family members.

(4) Includes 1,080 shares held by his wife's Individual Retirement Account.

(5) Includes 1,080 shares held by Robert W. Baird & Co. as trustee FBO for Mr. Hagedorn's spouse.

(6) An executive officer, not a director.

(7) Includes 29,015 shares held by his wife, Kathleen Storm, in her Profit Sharing Plan.

         The Board of Directors recommends that shareholders vote "FOR"
                            election of the nominees.

              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 8

Board of Director Meetings

         The Board of Directors holds meetings on a regular basis. No current director attended fewer than 75% of the total meetings of the Board of Directors during 1999. The Company, Citizens Bank and Citizens Financial Corp. each pay directors' fees to their outside directors. Directors receive $100 for each Board meeting attended and $25 for each Committee meeting attended. Chairmen of each committee receive $50 for each meeting attended.

         The Board is divided into five standing committees. Their duties are described as follows:

         ALCO - Establishes the asset and liability management policies of the Company, monitors and sets limitations for interest-rate risk and formulates loan pricing.

         Audit Committee - Reviews auditing, accounting, financial reporting and internal control functions. Recommends the Company's independent accountant and reviews their services. All members are non-employee directors.

         Executive Committee - Meets as needed and has limited powers to act on behalf of the Board whenever the Board is not in session. If any non-employee director requests that a matter be addressed by the entire Board rather than the Executive Committee, such matter is automatically submitted to the full Board.

         Loan Committee - Meets as required to act upon loan requests to be handled singularly by the Company or jointly with Citizens Bank.

         Year 2000 Committee - Met monthly with management to evaluate the progress made and the steps taken to ensure that the Company's computer and data processing systems were Year 2000 compliant.

         The following table reflects each director's committee assignments for 1999.

                                                                            Year
                          Board    ALCO      Audit    Executive     Loan    2000
Diane M. Beyer             X                  X          X           X        X
Joel M. Cox, Sr.           X         X                   X           X
John V. Cofer              X
Thomas B. Garrison         X                                                  X
James S. Hagedorn          X                             X
Dennis J. Lynch            X         X                   X           X
Robert A. Marks            X
Stephen A. McLaughlin      X                                         X        X
Louis J. Smith             X                  X
Richard Storm, Jr.         X                             X
John J. Wolf               X         X        X
--------------------------------------------------------------------------------
Meetings Held in 1999      8         2        3          4           1       14
--------------------------------------------------------------------------------


              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 9

Report of the Board of Directors on Executive Compensation

         Compensation Philosophy - The Board of Directors believes that there is a close relationship between the financial interests of the Company's shareholders and our officers and key employees, including the officers of the Company's subsidiaries. The Board further believes that compensation for officers and key employees should be structured in such a way that total compensation consists of a base salary, as well as short- and long-term incentive awards. To that end, the Company has created a compensation program that provides for base salaries that are believed to be competitive within the industry for persons with comparable responsibilities, combined with annual cash bonus awards tied to specific performance, as well as long-term stock option awards, which are also related to the Company's performance and the performance of the officer or employee and their base salary levels.

         Executive Base Salary - Base salaries for executive officers are established primarily through the use of peer group salary evaluations. The Board of Directors utilizes published compensation studies with regard to compensation levels and practices of comparable commercial banks and financial institutions in order to formulate its recommendation regarding executive officer salaries. For fiscal year 2000, the base salaries for Richard Storm, Jr., Chief Executive Officer of the Company and Citizens Bank and Gregory E. Smith, President and Chief Financial Officer of the Company and President and Chief Operations Officer of Citizens Bank were established using the Board's evaluation of salaries paid to chief executive officers with similar duties at comparable financial institutions.

         Annual Cash Bonus Awards - Cash bonus awards to executive officers, if any, are determined annually by the Board of Directors and are based primarily on the Company's financial results for that year. Objectives are established annually by the Board and cash bonus awards are determined in relationship to achievements relative to these objectives.

         Long-Term Pay Compensation - The long-term compensation plan is structured around the Company's 1996 Incentive Stock Option Plan.

         The following Summary Compensation Table shows compensation information regarding Richard Storm, Jr., Chairman of the Board and Chief Executive Officer of the Company and Citizens Bank, Gregory E. Smith, President and Chief Financial Officer of the Company and President and Chief Operations Officer of Citizens Bank and Michael Micallef, Jr., former President and Chief Executive Officer of Citizens Bank. No other executive officer received compensation at a level required to be reported herein by Securities and Exchange Commission regulations.

                         (Table to Follow on Next Page)



              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 10


                                                     SUMMARY COMPENSATION TABLE

                                                                                                Long-Term Compensation
                                                                                  -------------------------------------------------
                                              Annual Compensation                    Awards                             Payouts
                                    -------------------------------------         -----------                           -----------
                                                   (d)           (e)            (f)          (g)            (h)             (i)

   Name and Principal       Year    Salary($)   Bonus($)   Other Annual     Restricted   Securities        LTIP          All Other
        Position                                           Compensation       Awards     Underlying       Payouts      Compensations
                                                               ($)                         Options          ($)             ($)
Richard Storm, Jr.        1999     $18,400          -            -               -            -              -               -
Chairman and CEO of       1998     $24,000          -            -               -            -              -               -
the Company and
Citizens Bank.

Michael Micallef, Jr.     1999     $54,154          -            -               -            -              -               -
President and CEO of      1998     $82,000          -         $6,612             -            -              -               -
Citizens Bank. (1)        1997     $48,396       $5,000       $9,115             -          32,400           -               -

Gregory E. Smith          1999     $59,039          -        $12,500             -          35,000(3)        -               -
President and CFO of
the Company and
President and COO of
Citizens Bank. (2)

(1) Mr. Micallef resigned his positions effective August 13, 1999.
(2) Mr. Smith's employment as Chief Financial Officer became effective on March 8, 1999. Mr. Smith was named President of Citizens Bank effective August 13, 1999, and President of the Company on January 7, 2000.
(3) In 1999, options were granted for 25,000 shares. On January 7, 2000, the Board granted options for an additional 10,000 shares.

Explanation of Columns

(d) Annual Cash Bonus Award - Annual incentive awards paid for results achieved during the calendar year, which were paid during the year immediately following the years indicated.

(e) Other Annual Compensation- All additional forms of cash and non-cash compensation paid, awarded or earned. Mr. Smith's total includes an automobile allowance for five months and moving expenses of $10,000. The value of all other personal benefits and perquisites received by Mr. Storm and Mr. Smith was less than the required reporting threshold.

(f) Restricted Stock Awards - Stock awarded to an executive that carries vesting restrictions.

(g) Securities Underlying Options - Grants of stock options made under the Company's 1996 Incentive Stock Option Plan.

(h) "LTIP" - The dollar value of all payouts pursuant to long-term incentive plans.

(i) All Other Compensation - All other compensation that does not fall under any of the aforementioned categories.

Benefits

         Insurance - Full-time officers of the Company and its subsidiaries are provided hospitalization, major medical, short- and long-term disability, dental insurance, and term life insurance under group plans on generally the same basis to all full-time employees.

              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 11

Employment Contracts

         The Company and Citizens Bank have entered into joint employment agreements with two executive officers, Richard Storm, Jr., Chairman of the Board and Chief Executive Officer of both the Company and Citizens Bank and Gregory E. Smith, President and Chief Financial Officer of the Company, and President and Chief Operations Officer of Citizens Bank. The following is a summary of the pertinent terms of these agreements.

         Richard Storm, Jr.'s employment agreement became effective on January 1, 2000. Pursuant to its terms, Mr. Storm is to receive an annual base salary of $63,000, plus an automobile allowance and a local business club membership. Each year, Mr. Storm is entitled to: (i) receive a performance bonus based upon the Company's pre-tax income; (ii) participate in Citizens Bank's profit sharing pool; (iii) receive a stock appreciation incentive bonus ("SAI bonus") based on the annual increase in the "Fair Market Value" (as that term is defined in the employment agreement) of 25,000 shares of the Company's common stock. The SAI bonus will be paid in cash at the end of each calendar year.

         The original term of the employment agreement is one year. Each day during the term of the employment agreement, until Mr. Storm's 65th birthday, the employment agreement automatically renews for one additional day. Therefore, at all times, Mr. Storm's employment agreement has a one year term. Any party to the agreement may cease the automatic renewals by notifying the other parties of their intent to not renew. In addition, any party may terminate the agreement by delivering to the others a notice of termination. If Mr. Storm terminates the agreement and his employment, his notice must specify a date of termination not less than 60 days form the date of the notice. If the Company or Citizens Bank terminates the agreement, the date of termination must be not less than 30, nor more than 45, days from when their notice is given.

         Mr. Storm's employment agreement permits termination by the Company or Citizens Bank for "just cause" and by Mr. Storm for "good reason," which includes termination due to a "change in control" of the Company or Citizens Bank, as those terms are defined in the agreement. In the event the agreement is terminated by the Company or Citizens Bank for reasons other than "just cause" or by Mr. Storm for "good reason," Mr. Storm is to receive, as severance, his base salary for the longer of the remainder of the term of the agreement or twelve months, and any bonus, profit sharing or incentive compensation he would then have been entitled to under the employment agreement. In the event Mr. Storm terminates his employment for other than "good reason" or the Company or the Bank terminate his employment for "just cause," Mr. Storm shall be entitled to no severance payment.

         Gregory E. Smith's employment agreement became effective on January 1, 2000. Pursuant to its terms, Mr. Smith is to receive an annual base salary of $90,000, plus an automobile allowance. In addition, Mr. Smith is eligible to participate in Citizens Bank's profit sharing pool, and will also be entitled to a stock appreciation incentive bonus ("SAI bonus") based on the annual increase in the "Fair Market Value" (as that term is defined in the employment agreement) of 10,000 shares of the Company's common stock. The SAI bonus will be paid in cash at the end of each calendar year.

         The original term of the employment agreement is one year. Each day during the term of the agreement, until Mr. Smith's 65th birthday, the employment agreement automatically renews for one additional day. Therefore, at all times, Mr. Smith's employment agreement has a one year term. Any party to the agreement may cease the automatic renewals by notifying the other parties of their intent to not renew. In addition, any party may terminate the agreement by delivering to the others a notice of termination.


              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 12

         If Mr. Smith terminates the employment agreement and his employment, his notice must specify a date of termination not less than 60 days, nor more than 90 days, from the date of the notice. At the Company's or Citizens Bank's option, that time may be shortened. If the Company of Citizens Bank terminates the agreement, the date of termination is, at the discretion of the Company or Citizens Bank, either a date specified in the notice the date the notice is given. Mr. Smith's employment agreement permits termination by the Company or Citizens Bank for reasons other than "just cause" and by Mr. Smith for "good reason," as those terms are defined in the agreement. In the event the agreement is terminated by the Company or Citizens Bank for reasons other than "just cause" or by Mr. Smith for "good reason," Mr. Smith is to receive, as severance, his base salary for six months. In the event the Company or Citizens Bank undergoes a change in control (as defined in the employment agreement), Mr. Smith is guaranteed to receive two years' base salary whether or not the acquiror retains him as an employee. Therefore, if an acquiror reduces Mr. Smith's base salary within two years of the acquisition, Mr. Smith may terminate the employment agreement for "good reason" and receive, as severance, his base salary until the second anniversary following the change in control. However, in the event such termination is within the second year following the change in control, Mr. Smith is guaranteed to receive, as severance, a minimum of one years' base salary. Should Mr. Smith terminate his employment for other than "good reason" or the Company or Citizens Bank terminate his employment for "just cause," Mr. Smith will not be receive any severance compensation.

         Upon the termination of Mr. Smith's employment for any reason, including the expiration of the agreement, Mr. Smith will be prohibited from working for any financial institution in Collier and Lee Counties, Florida for a period of one year.

                       PROPOSAL II - APPROVAL OF CITIZENS
            COMMUNITY BANCORP, INC. YEAR 2000 ADVISORY BOARD MEMBERS'
                      STOCK OPTION AND LIMITED RIGHTS PLAN

         On December 16, 1999, the Board of Directors adopted the Citizens Community Bancorp, Inc. Year 2000 Advisory Board Members' Stock Option and Limited Rights Plan ("Adviser's Plan") to provide for the grant of non-statutory stock options to purchase shares of the Company's common stock and limited rights (stock appreciation rights) to members of the Advisory Boards for the Company and its subsidiaries. Advisory Board members are those individuals who act as advisers to and business developers for the Company, and its subsidiaries. A copy of the Adviser's Plan is attached hereto as Appendix A.

         The purpose of the Adviser's Plan is to advance the interests of the Company and its subsidiaries by providing its advisers, individuals with strong community ties and interests, an additional incentive and to attract additional persons of experience and ability to serve as advisers in the future.

         The maximum number of shares of common stock that may be issued pursuant to options granted under the Adviser's Plan is 10,000. Under the Adviser's Plan, participants may each be granted an option to purchase up to 200 shares of common stock at a price not less than 100% of its "Fair Market Value" (as that term is defined in the Adviser's Plan) on the date the option is granted or $5.00, whichever is greater. At no time may any participant hold options to purchase more than 200 shares under the Adviser's Plan and no options will be granted until the Adviser's Plan is approved by a majority vote of the Company's shareholders.

              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 13

         No stock options may be granted under the Advisers' Plan until one year after the recipient was first appointed to an Advisory Board. Stock options granted under the Adviser's Plan will vest in four equal, annual installments beginning in the year of grant. At the discretion of the Adviser's Plan administrators, limited rights may be granted in tandem with any options granted under the Adviser's Plan. Limited rights may only be exercised after six months from the date of their grant and will terminate upon the exercise or termination of their underlying option.

         All stock options and limited rights held under the Adviser's Plan will be immediately canceled when the holder is removed from an Advisory Board for "cause" (as that term is defined in the Adviser's Plan). In the event of the death or disability of a participant, all options and limited rights held under the Adviser's Plan, whether or not then exercisable, shall be exercisable (by the participant or his or her legal representative) for a period of 12 months following such death or disability. In the event a participant retires from the Advisory Board, any options or limited rights held under the Adviser's Plan, whether or not then exercisable, shall be exercisable for a period of 90 days after such retirement.

 The Board of Directors recommends that shareholders vote "FOR" adoption of the Citizens Community Bancorp Inc. Year 2000 Advisory Board Member Stock Option
                              and Limited Rights Plan.

        PROPOSAL III - AMENDMENT TO THE 1996 INCENTIVE STOCK OPTION PLAN

         The Company's 1996 Incentive Stock Option Plan ("Incentive Plan") for officers and employees of the Company and its wholly owned subsidiaries was approved by the Company's shareholders at the 1996 Annual Meeting. The Incentive Plan was amended at the 1998 Annual Meeting increasing the amount of stock subject to the Incentive Plan to 297,000. All other terms of the Stock Option Plan remained unchanged. At December 31, 1999, incentive options for 296,240 shares remained outstanding, and 760 unallocated shares were available for grant. The incentive options have 10 year terms from the date of the grant and vest at a rate of 20% per year.

         The Board of Directors has approved an amendment to the Incentive Plan to provide an additional 54,000 shares to be available for future grants. The aggregate number of shares would be increased from 297,000 to 351,000. The Board believes that these additional shares are necessary in order to continue to attract qualified and dedicated officers and staff to join the Company's employee team. All other terms of the Incentive Plan will remain unchanged, upon passage of this amendment. A copy of the proposed amendment is attached hereto as Appendix B.

         The following table sets forth information concerning the incentive stock options that have been granted to the directors and the executive officers of the Company. The share amounts and price per share have been adjusted to reflect the December 15, 1997, two-for-one stock split, and the December 31, 1998, 8% stock dividend, as appropriate.

                         (Table to Follow on Next Page)


              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 14


                Name                         Shares Granted               Effective Date of Grant                Price Per Share
------------------------------------ ------------------------------- ---------------------------------  ----------------------------
Diane M. Beyer                                   10,800                        May 30, 1995                         $ 6.95
Joel M. Cox, Sr.                                 10,800                        May 30, 1995                           6.95
John V. Cofer                                    10,800                      November 18, 1999                        9.00
Robert J. David                                  21,600 (1)                   October 22, 1998                        8.80
                                                  5,000 (2)                    August 1, 1999                         9.50
Bruce G. Fedor                                   10,800 (1)                   November 10, 1997                       5.56
Thomas B. Garrison                               10,800                        May 30, 1995                           6.95
James S. Hagedorn                                10,800                        July 16, 1996                          6.95
Dennis J. Lynch                                  10,800                        May 30, 1995                           6.95
Robert A. Marks                                   5,400                      January 21, 1997                         6.95
                                                  5,400                      December 16, 1999                        9.00
Stephen A. McLaughlin                            10,800                        July 23, 1998                          6.95
Gregory E. Smith                                 15,000 (1)                    June 8, 1999                           9.50
                                                 10,000 (2)                   August 1, 1999                          9.50
                                                 10,000 (2)                   January 7, 2000                         9.00
Louis J. Smith                                   10,800                     September 30, 1997                        6.95
Richard Storm, Jr.                               10,800                        May 30, 1995                           6.95
Amos D. Watson (Estate)                          10,800                      November 18, 1999                        9.00
John J. Wolf                                     10,800                       April 29, 1997                          6.95
------------------------------------ ------------------------------- ---------------------------------  ----------------------------

(1) Granted in connection with initial employment.
(2) Granted for performance in fiscal year 1999.


 The Board of Directors recommends that shareholders vote "FOR" the adoption of the Amendment to the Company's 1996 Incentive Stock Option Plan.


                  PROPOSAL IV - RATIFICATION OF APPOINTMENT OF
                AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2000

         The Company's independent auditors since its incorporation and for the fiscal year ended December 31, 1999, has been Hacker, Johnson, Cohen & Grieb, P.A. The Board of Directors have appointed Hacker, Johnson, Cohen & Grieb, P.A., to be its independent auditors for the fiscal year ending December 31, 2000, subject to shareholder ratification.

 The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Hacker, Johnson, Cohen & Grieb, P.A., as the independent auditors for the fiscal year ending December 31, 2000.


                   PROPOSAL V - ADJOURNMENT OF ANNUAL MEETING

         The Company seeks approval to adjourn the Annual Meeting in the event that the number of proxies sufficient to approve Proposals I, II, III or IV are not received by April 18, 2000. In order to permit proxies that have been received by the Company at the time of the Annual Meeting to be voted, if necessary, for the adjournment, the Company is submitting the question of adjournment to the shareholders as a separate proposal.

              650 East Elkcam Circle - Marco Island, Florida 34145

Citizens Community Bancorp, Inc.                                 April 18, 2000
Proxy Statement
Page 15

If it becomes necessary to adjourn the Annual Meeting, and the adjournment is for a period less than 30 days, no notice of the time and place of the adjourned meeting will be given to the shareholders, other than an announcement made at the Annual Meeting.

         The Board of Directors recommends that shareholders vote "FOR" the approval of the adjournment of the Annual Meeting.

Solicitation

         The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company or its subsidiaries in person or by telephone, telegraph or mail. The Company will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies for such beneficial owners, and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

Shareholder Proposals

         In order to be eligible for inclusion in the Proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such Annual Meeting must be received at the Corporate Office of the Company, 650 East Elkcam Circle, Marco Island, Florida 34145 on or before December 23, 2000. Proposals must comply with the provisions of 17 C.F.R. Section 240.14a-8 ("Rule 14a") of the rules and regulations of the Securities and Exchange Commission in order to be included in the Company's Proxy materials.

         New business may be taken up at the Annual Meeting, provided the proposal is stated in writing and filed with the Company's Corporate Secretary at least five days before the Annual Meeting. Any shareholder may make any other proposal at the Annual Meeting and the same may be discussed and considered, but unless stated in writing and filed with the Corporate Secretary by the above date, such proposal shall be laid over for action at an adjourned Annual Meeting or at a Special Meeting taking place 30 days or more thereafter. This provision does not prevent the consideration and approval or disapproval at the Annual Meeting of reports of officers, directors, and committees. In connection with such reports, however, no new business shall be acted upon at such Annual Meeting unless stated and filed as provided herein.

Financial Statements

         The 1999 Annual Report containing consolidated audited financial statements for the year ended December 31, 1999, accompanies this Proxy Statement.

Other Matters

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should, however, come before the Annual Meeting, it is the intention of the persons names in the enclosed Revocable Proxy to vote in accordance with their judgement and in the best interest of the Company.

                                                CITIZENS COMMUNITY BANCORP, INC.
                                                          Marco Island, Florida
                                                                 March 10, 2000


              650 East Elkcam Circle - Marco Island, Florida 34145

                                   APPENDIX A

                        CITIZENS COMMUNITY BANCORP, INC.
                        YEAR 2000 ADVISORY BOARD MEMBERS'
                      STOCK OPTION AND LIMITED RIGHTS PLAN

1. PURPOSE

         The purpose of Citizens Community Bancorp, Inc.'s ("Company") Year 2000 Advisory Board Members' Stock Option and Limited Rights Plan ("Members' Plan") is to advance the interests of the Company, its subsidiaries and its shareholders by providing the Advisory Board Members of the Company's wholly owned subsidiaries, upon whose advice the Company and its subsidiaries depends, with an additional incentive to serve on Advisory Boards for the Company's subsidiaries, as well as, to attract people of experience and ability to serve as Advisory Board Members in the future.

2. DEFINITIONS

         (a) "Advisory Board Members" means the Advisory Board Members of the Company and its subsidiaries.

         (b) "Award" means an Award of Non-Statutory Stock Options and/or Limited Rights granted under the provisions of the Advisory Board Members' Plan.

         (c) "Committee" means the Executive Committee of the Board of Directors of the Company.

         (d) "Members' Plan Year or Years" means a calendar year or years commencing on or after January 1, 2000.

         (e) "Date of Grant" means the actual date on which an Award is granted by the Committee.

         (f) "Common Stock" means the common stock of the Company, par value, $0.01 per share.

         (g) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and asked sale prices on the last previous date on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the highest price at which the stock has sold in an arms length transaction during the 90 days immediately preceding the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock or the adjusted original issue price of $4.50 per share, whichever is higher.

                            Appendix A - Page 1 of 7

         (h) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 8.

         (i) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Company or one of its subsidiaries or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued to the Company or one of its subsidiaries.

         (j) "Participant" for the Plan means an Advisory Board Member of the Company's subsidiaries chosen by the Committee to participate in the Members' Plan.

         (k) "Change in Control" of the Company means a change in control that would be required to be reported in response to Item 6(e) of
               Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a] [2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), other than any person who on the date hereof is a director or officer of the Company, (i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of the Company; or (ii) controls in any manner the election of the directors of the Company. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a reorganization, e.g. consolidation or merger of the Company where the stockholders of the Company, immediately before the consummation of the transaction, will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

         (l) "Date of Affiliation" means the date on which an Advisory Board Member was first appointed to an Advisory Board of one of the Company's subsidiaries.

3. ADMINISTRATION

         The Advisory Board Members' Plan shall be administered, as appropriate depending upon meeting schedule, by either the Executive Committee of the Board of Directors or the Board of Directors of the Company, which shall hereinafter collectively be referred to as "Committee". The Committee is authorized, subject to the provisions of the Advisory Board Members' Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Advisory Board Members' Plan and to make whatever determinations and interpretations in connection with the Advisory Board Members' Plan it deems as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Advisory Board Members' Plan and on their legal representatives and beneficiaries.

                            Appendix A - Page 2 of 7

4. TYPES OF AWARDS

         Awards under the Advisory Board Members' Plan may be granted in any one or a combination of the following, as defined below in Sections 7 and 8 of the Advisory Board Members' Plan:

                  (a) Non-Statutory Stock Options; and
                  (b) Limited Rights

5. STOCK SUBJECT TO THE MEMBERS' PLAN

         Subject to adjustment as provided in Section 12, the maximum number of shares reserved for issuance under the Members' Plan is 10,000 shares of Common Stock outstanding (sometimes referred to herein as "Option Shares"). To the extent that options or right granted under the Advisory Board Members' Plan are exercised, the shares covered will be unavailable for future grants under the Advisory Board Members' Plan; to the extent that options together with any related rights granted under the Advisory Board Members' Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

6. ELIGIBILITY

         The Advisory Board Members of the Company's subsidiaries ("Members"), except for those Advisory Board Members who are also salaried officers of the Company or its subsidiaries, shall be eligible to receive Non-Statutory Stock Options and/or Limited Rights under the Members' Plan one year after appointment to an Advisory Board. The maximum number of Option Shares that a Participant shall be eligible to be awarded shall be 200.

7. GRANT OF NON-STATUTORY STOCK OPTIONS

         The Committee may, from time to time, grant Non-Statutory Stock Options to Members. Non-Statutory Stock Options granted under this Members' Plan are subject to the following terms and conditions:

         (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Statutory Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date the option is granted or $5.00 whichever is greater. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Company at the Fair Market Value of such shares determined in the manner described in Section 2(g).

         (b) Terms of Options. The term during which each Non-Statutory Option may be exercised shall be determined by the Committee, but in no event shall a Non-Statutory Stock Option be exercisable in whole or in part more than five years and one day from the Date of Grant.

         (c) Vesting. The Committee shall determine the date on which each Non-Statutory Stock Option shall become exercisable in installments. Any required vesting period, but no less than twelve (12) months, shall commence on the Participant's Date of Affiliation. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Non-Statutory Stock Option may be exercised in whole or in part.

                            Appendix A - Page 3 of 7

         Notwithstanding the above, in the event of a Change in Control of the Company, or the death of a Member, all Non-Statutory Stock Options shall become immediately exercisable.

         (d) Termination of Service. Upon the termination of a Member's service for any reason other than retirement, death or disability or termination for cause, his or her Non-Statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by him or her at the date of termination and only for a period of 30 days following termination and in the event of retirement 90 days following retirement. In the event of termination for cause, all rights under his or her Non-Statutory Stock Options shall expire upon termination. In the event of the death or disability of a Member all Non-Statutory Stock Options held by the Member, whether or not exercisable at such time, shall be exercisable by the Member, or the Member's legal representatives or beneficiaries for twelve (12) months following the date of his or her death or disability; provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term.

8. GRANT OF LIMITED RIGHTS

         The Committee may grant a Limited Right simultaneously with the grant of any option, with respect to all or some of the shares covered by such option. Limited Rights granted under the Members' Plan are subject to the following terms and conditions:

         (a) Terms of Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the date of grant of the Limited Right. A Limited Right may be exercised only upon the occurrence of all of the following conditions: (i) a Change in Control of the Company; and (ii) the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

         Upon exercise of a Limited Right, the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair
         Market Value of the Common Stock subject to the underlying option pursuant to Section 2(g) herein. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

         (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Company an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

         (c) Termination of Service. Upon the termination of a Member's service for any reason other than retirement, death or disability or termination for cause, any Limited Rights held by him or her shall be exercisable only as to those shares of the related option which were immediately purchasable by him or her at the date of termination and only for a period of 90 days following termination. In the event of termination for cause all Limited Rights shall expire upon termination. In the event of termination of service for reason of death or disability, all Limited Rights held by the Member, whether or not exercisable at such time, shall be exercisable by the Member or his or her legal representatives or beneficiaries for twelve (12) months following the date of his or her death or disability; provided that in no event shall the period extend beyond the expiration of the related Non-Statutory Stock Option term.

                            Appendix A - Page 4 of 7

9. RIGHTS OF A SHAREHOLDER:  NONTRANSFERABILITY

         An optionee shall have no rights as a shareholder with respect to any shares covered by a Non-Statutory Stock Option until the date of issuance of a stock certificate for such shares. Nothing in the Members' Plan or in any Award granted confers on any person any right to continue to serve as an Advisory Board Member of the Company's subsidiaries.

         No Award under the Members' Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his or her lifetime by the optionee, or by a guardian or legal representative.

10. AGREEMENT WITH PARTICIPANTS

         Each Award of Options and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the purchase price, applicable periods, and any other terms and conditions as may be required by the applicable securities law.

11. DESIGNATION OF BENEFICIARY

         A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which he or she would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then his or her estate will be deemed to be the beneficiary.

12. DILUTION AND OTHER ADJUSTMENTS

         In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

         (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Members' Plan;

         (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Members' Plan;

         (c) adjustments in the purchase price of outstanding Non-Statutory Stock Options, or any Limited Rights attached to such options.

         No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

13. WITHHOLDING

         There will be deducted from each distribution of cash and/or Common Stock under the Members' Plan the amount of tax required to be withheld by any governmental authority if any.

                            Appendix A - Page 5 of 7

14. AMENDMENT OF THE MEMBERS' PLAN

         The Board of Directors of the Company may at any time, and from time to time, modify or amend the Members' Plan in any respect; provided however, that if necessary to continue to qualify the Members' Plan under the Securities and Exchange Commission Rule 16(b)-3, shareholder approval would be required for any such modification or amendments which:

         (a) increases the maximum number of shares for which options may be granted under the Members' Plan (subject, however, to the provisions of Section 13 hereof);

         (b) reduces the minimum purchase price at which Awards may be granted;

         (c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

         (d) changes the persons eligible to participate in the Members' Plan.

         Failure to ratify or approve amendments or modifications to Subsections
         (a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Members' Plan will remain in full force and effect.

         No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

15. EFFECTIVE DATE OF MEMBERS' PLAN

         The Members' Plan shall be adopted by the Board of Directors of the Company and shall become effective upon such date of adoption, or other date as determined by the Board of Directors of the Company ("Effective Date"). Following the Effective Date of the Members' Plan, the Members' Plan shall be submitted to the Company's shareholders for approval. If the Members' Plan is not approved by shareholders the Members' Plan and any Awards granted thereunder shall be null and void.

16. TERMINATION OF MEMBERS' PLAN

         The right to grant Awards under the Members' Plan will terminate upon the earlier of 10 years after the Effective Date of the Members' Plan or the issuance of Common Stock or the exercise of options or related rights equaling the maximum number of shares reserved under the Members' Plan as set forth in Section 5. The Board of Directors of the Company has the right to suspend or terminate the Members' Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his or her rights under a previously granted Award.

17. APPLICABLE LAW

         The Members' Plan will be administered in accordance with the laws of the State of Florida.

                            Appendix A - Page 6 of 7

Adopted this 16th day of December, 1999 by the Executive Committee of the Board of Directors of the Company.

                                 /s/  Bruce G. Fedor
                                ---------------------------------------
                                 Bruce G. Fedor
                                 Secretary of the Company

Adopted on the ___ day of___________, 2000 by the Company's shareholders.


                                            ------------------------------
                                            Richard Storm, Jr.
                                            Chairman of the Company





















                            Appendix A - Page 7 of 7

                                   APPENDIX B

                                SECOND AMENDMENT

                                       TO

                        1996 INCENTIVE STOCK OPTION PLAN

         At a regular meeting of the Board of Directors of Citizens Community Bancorp, Inc. ("Company") held on February 24, 2000, the Board of Directors adopted a second amendment to "Section 5, Stock Subject to the Plan", of the 1996 Incentive Stock Option Plan ("Incentive Plan"). The Company's shareholders ratified this amendment at their Annual Meeting held on April 18, 2000. The amendment increases the amount of stock eligible to be issued under the Plan;
Section 5 of the Plan now states:

5. STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 13, the maximum number of shares reserved for issuance under the Plan is 351,000 shares of Common Stock of CCB, par value $0.01 per share. To the extent that options or rights granted under the Plan are exercised, the shares covered will be unavailable for future grants under the Plan; to the extent that options together with any related rights granted under the Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

Adopted this 24th day of February, 2000 by the Board of Directors of the Company.

                                  /s/  Bruce G. Fedor
                                 ------------------------------------
                                 Bruce G. Fedor
                                 Secretary of the Company

Adopted on the ___ day of___________, 2000 by the Company's shareholders.


                                            ------------------------------
                                            Richard Storm, Jr.
                                            Chairman of the Company

 X  PLEASE MARK VOTES             REVOCABLE PROXY
    AS IN THIS EXAMPLE     CITIZENS COMMUNITY BANCORP, INC.


This Proxy is Solicited on behalf of
the Board of Directors of
Citizens Community Bancorp, Inc. ("Company")

   The undersigned shareholder of the Company hereby appoints Bruce G. Fedor and/or Stephen A. McLaughlin as Proxies, each with the power to appoint his substitute and hereby authorizes either of them to represent and to vote, as designated below, all the shares of the Company held of record by the undersigned on February 29, 2000, at the Annual Meeting of Shareholders ("Annual Meeting") to be held at 11:00 a.m. Eastern Time, on Tuesday, April 18, 2000, at The Deck, located at Shops of Marco, 1839 San Marco Road, Marco Island, Florida or any adjournment thereof;


I. ELECTION OF DIRECTORS FOR                   FOR      WITHHOLD        FOR ALL
  ONE-YEAR TERMS                                                        EXCEPT

                                              ----        ----            ----

Diane M. Beyer          Thomas B. Garrison          Louis J. Smith
John V. Cofer           Dennis J. Lynch             James S. Hagedorn
Joel M. Cox, Sr.        Robert A. Marks

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
------------------------------------------

                                                     For     Against     Abstain

II.  To approve the Citizens Community Bancorp,
     Inc. Year 2000 Advisory Board Members' Stock
     Option and Limited Rights Plan.                 -----     -----       -----

III. To approve an amendment to the Company's
     1996 Incentive Stock Option Plan to increase
     the number of shares available to be granted to
     351,000 shares of common stock.                 -----     -----       -----

IV.  Ratification of the appointment of Hacker,
     Johnson, Cohen & Grieb, PA as Independent
     Auditors of the Company  for fiscal year ending
     December 31,2000.                               -----     -----       -----

V.   To approve the adjournment of the Annual
     Meeting to solicit additional proxies in the
     event that there are not sufficient votes to
     approve one or more of the foregoing Proposals. -----     -----       -----

         PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE
         ANNUAL  MEETING.

                                            ->    ------------

In their discretion, the proxy holders are authorized to transport and to vote upon such other business as may properly come before this Annual Meeting or any adjournments thereof.

NOTE: When properly executed this Proxy will be voted in the manner directed by the undersigned shareholder(s). UNLESS CONTRARY DIRECTION IS GIVE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.


Please be sure to sign and date
this Proxy in the box below.                  Date
______________________________________________________________________________

______________________________________________________________________________
         Shareholder sign above              Co-holder (if any) sign above



    Detach above card, sign, date and mail in postage paid envelope provided.

                        CITIZENS COMMUNITY BANCORP, INC.

The above signed shareholder may revoke the Proxy at any time before it is voted by either filing with the Corporate Secretary of the Company a written notice of revocation, delivering to the Company a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

IMPORTANT: Please sign your name exactly as it appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Annual Meeting, a Proxy Statement dated March 10, 2000, and the Annual Report which includes audited financial statements for the period ended December 31, 1999.

NOTE: IF YOU RECEIVE MORE THAN ONE PROXY, PLEASE SIGN AND RETURN ALL PROXIES IN
      THE ACCOMPANYING ENVELOPE.

                               PLEASE ACT PROMPTLY

                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY